EXHIBIT 99.1

Contacts:

Gen-Probe Michael Watts Sr. director, investor relations and corporate communications 858-410-8673	Qualigen Paul Rosinack President and chief executive officer 760-918-9165
For Immediate Release
Gen-Probe Exercises Option to Develop Novel Platform for Rapid Molecular Testing, Purchases Minority Interest in Qualigen
SAN DIEGO and CARLSBAD, CA, April 20, 2006 — Gen-Probe Incorporated (NASDAQ: GPRO) has exercised its option to develop a novel nucleic acid testing (NAT) platform based on Qualigen’s patented, FDA-approved FastPack® immunoassay system, the companies announced today. As part of the exercise, Gen-Probe has purchased preferred stock convertible into approximately 19.5% of Qualigen’s fully diluted common shares for approximately $7 million.
If development is successful, the new platform, known as a closed unit-dose assay (CUDA) system, would use Gen-Probe’s NAT technologies to rapidly detect, at the point of sample collection, the presence of harmful microorganisms and genetic mutations. The platform could be used in physicians’ offices, outpatient clinics, blood screening centers and various industrial settings.
“Development of our CUDA system for molecular diagnostics is proceeding well, and we are optimistic that this rapid, portable platform will eventually play an important role in our overall instrumentation strategy,” said Hank Nordhoff, Gen-Probe’s chairman, president and chief executive officer.
“We are very pleased to continue our collaboration with a world leader in molecular diagnostics,” said Paul Rosinack, president and chief executive officer of Qualigen. “This collaboration allows us to validate a new application for our technology and indirectly enter new markets while continuing to grow our existing immunoassay business.”
The companies’ agreement was first announced in November of 2004, when Gen-Probe paid Qualigen $1 million for an 18-month option to license, on an exclusive worldwide basis, Qualigen’s technology to develop NAT assays for the clinical diagnostics, blood screening and industrial fields. Under the terms of the agreement, Gen-Probe could exercise its option by purchasing the minority interest in Qualigen described above. Gen-Probe also may pay Qualigen up to another $3 million based on development milestones, as well as royalties on any eventual product sales.
Qualigen’s FastPack system is an automated blood testing system that provides rapid, fully quantitative immunoassay test results in physician offices and other point-of-care locations. The system’s current test menu includes total prostate specific antigen (PSA), free PSA (internationally), testosterone, thyroid-stimulating hormone and free thyroxine. Qualigen has placed more than 600 FastPack systems to date.

About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 20 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.
About Qualigen
Qualigen, Inc. is a private company located in Carlsbad, California that develops, manufactures and markets the FastPack System, a fully automated blood testing system that provides rapid, quantitative immunoassay test results right in physician’s office lab and other point-of-care locations. For more information, visit www.qualigeninc.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release about Gen-Probe’s or Qualigen’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning new products, potential regulatory approvals and customer adoption are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that Qualigen’s platform cannot be successfully adapted for NAT, (ii) the risk that the point of care, blood screening or industrial markets will not develop as expected, (iii) we may not be able to compete effectively, (iv) we may not be able to maintain this collaboration or enter into new ones, and (vi) we are dependent on Chiron and other third parties for the distribution of some of our products. The foregoing describes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties Gen-Probe faces and a discussion of its financial statements and footnotes, see documents filed with the SEC, including the most recent annual report on Form 10-K and all subsequent periodic reports. Gen-Probe and Qualigen assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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